      Buenos Aires, April 27, 2018

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS

Ref.: General Ordinary and Extraordinary Shareholder´s Meeting dated as of April 27, 2018.

Dear Sirs,

I am writing to Bolsas y Mercados Argentinos (“ByMA”) and the National Securities Commission (“Comisión Navcional de Valores” or "CNV"), in my capacity as Responsible for Market Relations of Pampa Energía S.A.  (de “Company”) in accordance with article 4, Chapter II, Title II of the CNV Regulations and article 79 of the ByMA Listing Regulation.

To this regard, below is a summary of the resolutions adopted by the Company’ Ordinary and Extraordinary General Shareholders Meeting that took place on April 27, 2018 (hereinafter the “Shareholders Meeting”):

Item 1: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to appoint the representatives of the shareholders Fondo de Garantía de Sustentabilidad in charge of the Administración Nacional de la Seguridad Social (“ANSES”) and JP Morgan Chase Bank – ADR (“JPM”) to sign the minute of the Shareholders Meeting.

Item 2: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved: (i) that the Reading of the documents be omitted due to the fact that it is known by all shareholders for it was at their disposal with due time prior to this Shareholders Meeting and within the regulatory timeframe; and (ii) to approve the Consolidated Financial Statement for the fiscal year ended December 31, 2017 that include the Company’s Statements of Financial Position, of Comprehensive Income, of Changes in Shareholders’ Equity and of Cash Flows, Notes to the Financial Statements, Independent Auditor’s Report, Statutory Audit Committee Report, Annual Report and Corporate Governance Code Compliance Report, the Informative Summary as required by the Argentine Securities Commission Rules, Auditors report and Supervisory Committee report and the Individual Financial Statement for the fiscal year ended December 31, 2017 that include the Company’s Statements of Financial Position, of Comprehensive Income, of Changes in Shareholders’ Equity and of Cash Flows, Notes to the Financial Statements, the Informative Summary as required by the Argentine Securities Commission Rules, authorizing the Board of Directors to make any modifications that the supervisory bodies could require as long as those modifications are not objected by the Supervisory Committee or the signing accountant.

Item 3: The Shareholders Meeting, by a majority equivalent to 86.62% of the computable votes resolved that the income for the fiscal year that was a profit of AR$ 3.382 billion, be used for: a) 5% of such profit, that is to say AR$116 million, to legal reserve; and b) the balance of AR$3.266 million, to an optional reserve.

Item 4: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to approve the actions taken by, and the remuneration to be paid to the members of the Audit Committee. Also, the Board proposed that authorization be granted for an advance payment of fees to Audit Committee members until such time as the financial statements for the year ending December 31, 2018 are considered by the Meeting of Shareholders.

Item 5: The Shareholders Meeting, by a majority equivalent to 98.26% of the computable votes resolved to approve the actions taken by the Board of Directors and by a majority equivalent to 79.01% of the computable votes, to approve the remuneration to be paid to them for the fiscal year ended December 31, 2017. Also, it resolved to authorize an advance payment of fees to the Directors until such time as the financial statements for the year ending December 31, 2018 are considered by the Meeting of Shareholders.

Item 6: The Shareholders Meeting, by a majority equivalent to 99.45% of the computable votes resolved to approve a compensation of AR$ 31,724,955 be paid to the certifying accountant for the duties performed in the fiscal year ended December 31, 2017. Such amount includes the fees for the SOX 404 certification required as from fiscal year 2012 by the Securities and Exchange Commission.

Item 7: The Shareholders Meeting, by a majority equivalent to 99.87% of the computable votes resolved to: (i) renew the appointment of Directors Marcos Marcelo Mindlin and Damián Miguel Mindlin - who are not independent directors - in their respective offices; (ii) to appoint Mr. Diego Martín Salaverri - who is not independent - as Director; and (iii) to appoint the following alternate directors: Messrs. Brian Henderson, María Carolina Sigwald and Mauricio Penta - all of whom are not independent pursuant to CNV Rules parameters, and Mr. Enrique Benítez - who is independent pursuant to CNV Rules parameters. Also, given the renewed appointment of Mr. Marcos Mindlin, current President of the Company, as Director, a proposal is made that the offices of President and Vice President of the Company be newly allocated, and that Mr. Marcos Mindlin and Mr. Gustavo Mariani be appointed, respectively, to fill such offices. Finally, it was resolved for the appointment of Mr. Enrique Benítez, as alternate member of the Audit Committee to substitute Ms. Diana Mondino, who has now become a regular member of such Committee.

Item 8: The Shareholders Meeting, by a majority equivalent to 71.09% of the computable votes resolved to appoint Messrs. Germán Wetzler Malbrán, José Daniel Abelovich and Damián Burgio as members, and Messrs. Martín Fernández Dussaut and Tomás Arnaude as alternate members, of the Statutory Audit Committee.

Item 9: The Shareholders Meeting, by a majority equivalent to 99.45% of the computable votes resolved the appointment of Price Waterhouse & Co. S.R.L., a member of PriceWaterhouseCoopers, and the designation of Mr. Sergio Cravero as certifying accountant, and Messrs. Fernando Rodríguez and Ezequiel Mirazón as alternate certifying accountants, for the fiscal year ending December 31, 2018.

Item 10: The Shareholders Meeting, by a majority equivalent to 99.45% of the computable votes resolved to postpone the approval of the independent auditor’s remuneration for the fiscal year ending December 31, 2018 until the next annual shareholders’ meeting to be held.

Item 11: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to allocate to Audit Committee’s activities a budget amount of AR$ 450,000 for fiscal year 2018.

Item 12: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to approve: (i) the merger of the Company with Bodega Loma la Lata S.A., Central Térmica Güemes S.A. (“CTG”), Central Térmica Loma de la Lata S.A. (“CTLL”), Eg3 Red S.A., Inversora Nihuiles S.A., Inversora Diamante S.A., Inversora Piedra Buena S.A., Pampa Participaciones II S.A. and Petrolera Pampa S.A. (“PEPASA”) (and all of them the “Acquirees”), which consists in the dissolution without liquidation of the Acquirees as a result of their being merged into and absorbed by the Company under sections 82 et seq. of the Business Companies Law and sections 77 et seq. of the Income Tax Law, pursuant to the terms and conditions set forth in the preliminary merger agreement and the merger prospectus (the “Corporate Reorganization”); and (ii) that a statement be made for the record that as from the date of approval of the merger by the respective Meetings of Shareholders of the merging and merged companies and until such time as the final merger agreement is registered with the relevant governmental registries, the Board of Directors of the Company shall take charge of the management of the Acquirees, and the Acquirees’ management bodies shall be suspended in their duties under section 84 of the Business Companies Law.

Item 13: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to approve: (i) that the reading of the documents under consideration be omitted given that they have been previously made available to the Shareholders as legally required, sufficiently in advance and within the applicable regulatory time periods; (ii) the Company’s individual merger special statement of financial position as of September 30, 2017, and the merger consolidated statement of financial position as of September 30, 2017, together with the respective independent auditor’s reports and Statutory Audit Committee reports, as well as the preliminary merger agreement subscribed on December 21, 2017, be approved as submitted by the Board of Directors and made available to the Shareholders, including, without limitation, the established exchange ratios, namely: (a) in respect of shares representing 50.458% of the capital stock of PEPASA (which are not directly or indirectly owned by Pampa), 2.2699 book-entry ordinary shares of Pampa, of a nominal value of AR$ 1 each and carrying 1 vote per share, for each book-entry, ordinary share of PEPASA, of a nominal value of AR$ 1 each and carrying 1 vote per share; (b) in respect of shares representing 9.58% of the capital stock of CTG (which are not directly or indirectly owned by Pampa), 0.6079 book-entry ordinary shares of Pampa, of a nominal value of AR$ 1 each and carrying 1 vote per share, for each book-entry, ordinary share of CTG, of a nominal value of AR$ 1 each and carrying 1 vote per share; (c) in respect of shares representing 8.40% of the capital stock of INDISA (which are not directly owned by Pampa), 0.1832 book-entry ordinary shares of Pampa, of a nominal value of AR$ 1 each and carrying 1 vote per share, for each book-entry, ordinary share of INDISA, of a nominal value of AR$ 1 each and carrying 1 vote per share; (d) in respect of shares representing 9.73% of the capital stock of INNISA (which are not directly owned by Pampa), 0.2644 book-entry ordinary shares of Pampa, of a nominal value of AR$ 1 each and carrying 1 vote per share, for each book-entry, ordinary share of INNISA, of a nominal value of AR$ 1 each and carrying 1 vote per share; and (e) in respect of all the other companies involved in the Process of Reorganization, no exchange ratio need be established because they are 100% directly or indirectly controlled by Pampa; and (iii) that the Board of Directors be authorized to accept any possible formal amendments that may be required by the respective supervisory agencies to be made to the documents under consideration, provided no objection to such amendments is raised by the Statutory Audit Committee or the accountant that has expressed an opinion thereon.

Item 14: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to: (i) approve an increase of the Company’s capital stock in the amount of AR$ 144,322,083, on the basis of the currently registered capital stock of AR$ 1,836,494,690, added to AR$ 101,873,741 increase of capital stock pending registration as a result of the merger of the Company with Petrobras Argentina S.A., Petrobras Energía Internacional S.A. and Albares Renovables Argentina S.A., through the issuance of 144,322,083new book-entry, ordinary shares, of a nominal value of AR$ 1 each and carrying one vote per share, and entitled to be paid dividends on an equal footing with any shares outstanding at the time of their issuance, to be issued with an issue premium pursuant to the applicable exchange ratio resulting from the merger, be approved; (ii) resolve that authorization shall be requested from the CNV for the public offering of the new shares to be issued, and the acceptance thereof to be listed on MERVAL and on the New York Stock Exchange, all in accordance with applicable legal regulations; and (iii) delegate to the Board of Directors any necessary powers to implement the capital increase and file the relevant application for the public offering and listing of the shares to be issued.

Item 15: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to authorize Directors Marcos Marcelo Mindlin, Gustavo Mariani, Damián Miguel Mindlin and/or Ricardo Alejandro Torres so that any of them acting individually and indistinctly may agree to and subscribe, in the name and on behalf of the Company, the relevant final merger agreement.

Item 16: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved: (i) that the corporate bylaws be amended to include the main activities performed by Bodega Loma de la Lata S.A., namely: operation of agricultural and/or livestock farms, fruit and vegetable gardens, vineyards and olive groves, forest and/or farm crops, and the manufacturing and commercialization of agricultural and winegrowing products and derivatives. In this respect, section 4 of Pampa’s Corporate Bylaws will subsequently read as follows: “Section 4. The Company’s purpose is to carry out by itself, through third parties or in association with third parties, and in its own name or on behalf of third parties, in Argentina or abroad, the following activities: (a) Industrial: 1) Perform operations for the generation, transformation, transportation and distribution of electric power; 2) Perform exploration, operation, prospecting, detection, probing and drilling activities in hydrocarbon and any other fields, areas and/or wells, and also to develop mining activities generally; 3) Purchase, sell, lease and operate drilling equipment and any spare parts thereof and accessories thereto, and enter into any contracts, perform any acts and conduct any operations in relation to mining activities; 4) Manufacture, process, organize the production of, purchase, sell, import, export and transport its own or third-party owned hydrocarbons and hydrocarbon derivatives, as a liquid, solid or gas; 5) Enter into any kind of works and/or services contracts in relation to the above mentioned activities; 6) Operate agricultural and/or livestock farms, fruit and vegetable gardens, vineyards and olive groves, forest and/or farm crops in any manner whatsoever; and 7) Manufacture agricultural and/or winegrowing products and derivatives by any kind of industrial process. (b) Commercial: Commercial transactions involving the importation, exportation, sale and purchase, transportation and distribution of products and goods related to electric power, mining production and agricultural and winegrowing products and derivatives, including acting as representative or commission, consignment or other agent. (c) Financial: Financial transactions generally; loans and/or capital contributions to individuals or companies in relation to business operations performed or to be performed; granting of guarantees, collateral and securities for the benefit of third parties; sale, purchase and management of shares, government securities, debentures and other securities on any systems and in any modes created or to be created, other than transactions within the scope of the Argentine Financial Entities Law. (d) Investment: Investment activities in undertakings and companies of any nature, in accordance with subject to the limitations established by applicable law and regulations; the company may organize or take part in the organization of companies or acquire and hold equity interests in companies already existing or to be created in Argentina or abroad, be member of temporary business associations, business partnership agreements, joint ventures or consortia. Also, the Company may, for investment purposes, acquire, develop and dispose of, encumber, lease as lessor or lessee, grant concessions on or subscribe financial or operating leases or lease purchase contracts on real and personal property of any kind. (e) Services: Provide services or act as agent in its own name or on behalf of third parties. To fulfill its purpose, the Company shall have full legal capacity to acquire rights and incur obligations and to perform any acts not prohibited by the law and these Bylaws.” and (ii) that the Amended and Restated Bylaws be approved to include the proposed amendments, and suggest that the reading of such document be omitted and the document transcribed at the end of the relevant Shareholders’ Meeting Minutes.

Item 17: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to authorize María Carolina Sigwald, Victoria Hitce, Gerardo Carlos Paz, María Agustina Montes, Maite Zornoza, Fabiana Marcela Vidal, Iván Burin, María Eugenia Sanchez Nuin, Juan Manuel Recio, Débora Gisele Tortosa Chávez, Mabel Beratta, Luis León Longombardo, María Soledad Moscara, Francisco Trigo Humarán, Olga Guz, Diego Martín Salaverri, Martín Fernández Dussaut, Roberto Lizondo, Leonardo Bujía, Marcos Linares, Marco Ferrario, Lucía Grima Wencelblat, Dana Bielski, Josefina Ryberg, Natalia Ostropolsky, Emiliano Falcón, Lucía Viboud Aramendi, Laura Monesterolo, Camila Imperatrice, Facundo Lombardi, Camila Freytag, Mauricio Penta, Martín García Arango, María Eugenia Pildain and Vanesa Russo to register any resolutions that may be approved by such Meeting of Shareholders and perform any proceedings that may be required before the relevant agencies.

Sincerely.

María Agustina Montes

Head of Market Relations